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                                                                    EXHIBIT 99.1

                   SIERRA PACIFIC SUES NATURAL GAS SUPPLIERS;

                   SEEKS A MINIMUM OF $600 MILLION IN DAMAGES

                 COMPLAINT ALLEGES CONSPIRACY TO DRIVE UP PRICES

LAS VEGAS, Nevada - April 21, 2003 - Sierra Pacific Resources (NYSE: SRP) and its Las Vegas-based electric utility, Nevada Power Company, today filed suit in federal court against several natural gas providers including El Paso Corporation, Sempra Energy and Dynegy Holdings for alleged restraint of trade, fraud, violation of Nevada's RICO Act and civil conspiracy.

The suit, filed in U.S. District Court in Las Vegas, seeks at least $600 million in compensatory, punitive and other damages.

The suit contends that the defendants "planned and executed schemes designed to reduce or control supplies, drive up or control prices, eliminate competition, cause price instability, increase volatility in wholesale prices and defraud customers in the product market for delivered natural gas...." It adds that
"anticompetitive and fraudulent behavior ... not only harmed competition for delivered natural gas, but also produced exorbitant and illegal profits for the defendants."

Named in the suit are Houston-based El Paso and several of its subsidiaries, San Diego-based Sempra and its Southern California Gas and San Diego Gas & Electric subsidiaries, and Houston-based Dynegy and some of its subsidiaries. Houston-based Enron Corporation and certain of its subsidiaries, including Enron North America, are listed as co-conspirators but cannot be made a party to the suit because they are in bankruptcy proceedings.

Specifically, the five-count suit contends:

         - That as a result of the defendants' conspiracies and fraudulent behavior, the plaintiffs were forced to enter into natural gas purchase contracts "at artificially high, supracompetitive prices."

         - That between 1996 and 2001, El Paso, Sempra, Dynegy, Enron and their subsidiaries conspired to decrease competition by restricting the amount of pipeline capacity and fuel available to Nevada Power and others; decreased natural gas supplies and drove up prices by illegally withholding pipeline capacity; maintained control over output and prices by manipulating natural gas price indexes; and harmed market competition and the plaintiffs by driving up prices and increasing the volatility of natural gas supplies.

The suit states that the foundation for the conspiracy was laid during a secret meeting in late September 1996 in Phoenix, Arizona, between the president of El Paso subsidiary El Paso Natural Gas Company, the president of SoCal Gas and an executive vice president of SDG&E.


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The suit further contends that the Phoenix meeting "was only one of a number of surreptitious meetings and communications in which the conspiracy was planned and carried out" and "was just one of the pieces of El Paso's conspiracy ... to control output and increase prices."

The suit cites a written agenda for the Phoenix meeting that deals with a joint venture for the Samalayuca pipeline in northern Mexico, an "alliance" for gas distribution in the northern Mexico region of Baja California, a "realignment" of Tenneco assets purchased by El Paso and opportunities resulting in restructuring of the electric industry. Handwritten notes from that meeting are also cited.

The suit alleges that "the Phoenix meeting resulted in or was part of the formation and/or performance of an illegal agreement ... in which SoCal Gas, SDG&E and El Paso reciprocally agreed not to compete with one another, not to interfere with one another's economic interests, and to kill off competitive pipeline development projects that would threaten the dominance of the defendants in southern Nevada and southeastern California over the transportation, distribution and pricing of natural gas."

A central part of the conspiracy involved realignment of the assets of Tenneco, the suit says. Tenneco had been posing a threat to SoCal Gas' dominance in the region since the mid-1980s, with its Kern River pipeline project. However, El Paso acquired Tenneco in late 1996, and thereafter El Paso and the other defendants launched their conspiracy, the suit says.

"Tenneco's elimination of its Altamont expansion project to expand the Kern River pipeline (with low-cost gas from Canada and northern Montana), pursuant to El Paso's instructions, and its abandonment of its Baja California expansion project in exchange for El Paso's exclusive rights to the Samalayuca project was done pursuant to an unlawful agreement by El Paso, SoCal Gas and SDG&E to perpetuate the artificial geographic isolation of the gas markets at the border of Arizona and Southern California," the suit says.

The suit adds, "Preservation of the isolation of markets subject to prices determined at the Border Market preserved the market power of SoCal Gas and, later, El Paso, and perpetuated the exposure of Nevada Power to exploitation through the destruction of gas deliveries and artificial price increases."

The suit also alleges that as part of the Phoenix meeting, the defendants agreed not to interfere with each other's merger plans. At the time of the meeting, El Paso's acquisition of Tenneco was under discussion, and three weeks after the meeting the parent companies of SoCal Gas and SDG&E agreed to merge and form Sempra.

"Each knew the other could materially jeopardize the necessary regulatory approvals for their respective mergers," the suit says. "One of the purposes and motives of El Paso, SoCal Gas and SDG&E in making the unlawful agreements ....
was to secure each other's agreement not to oppose each other's merger deals and to cooperate in completing their respective acquisitions."

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Regarding the alleged manipulation of natural gas prices indexes, the suit says
El Paso Merchant Energy, Dynegy Marketing, Enron and possibly others "harmed plaintiffs and natural gas market competition by systematically misrepresenting the price and volume of their trades" to trade publications whose indexes are used in establishing prevailing industry prices. The suit said such misrepresentation started in 2000 and continued at least through the beginning of 2002, creating "the appearance of supply volatility and escalating prices."

The suit asserts claims for fraud, violation of Nevada's RICO Act and conspiracy to violate Nevada's RICO Act, compensatory damages, treble damages, punitive damages, legal fees, interest and other such relief deemed just and proper by the court. The suit seeks damages resulting from the alleged anti-competitive conduct in an amount of at least $150 million, plus treble damages of $450 million. Thus the suit seeks a minimum of $600 million in total damages.

About Sierra Pacific Resources

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

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